General Finance Corporation

September 11, 2006

Mr. Charles E. Barrantes
7420 Corbin Avenue, Unit No. 32
Reseda, CA 91335

Dear Chuck:

General Finance Corporation ("GFN" or the "Company") is pleased to confirm our employment offer to you for a position as Executive Vice President and Chief Financial Officer with our firm. As you know, GFN is a public acquisition company listed on the American Stock Exchange. We believe the position of CFO will be both challenging and rewarding and focused on, but not limited to, the traditional areas of financial reporting, systems and controls, budgeting and forecasting, due diligence of acquisitions, management of accounting personnel, and other projects as are necessary.

Your employment will be on the following terms and conditions:

1. Title and Responsibilities

      1.1 You will be an Executive Vice President and the Chief Financial Officer of GFN. You will report to the Chief Executive Officer of the Company. Your duties and responsibilities shall be those incident to these as set forth in the Bylaws of the Company and those that are normally and customarily vested in such offices of a corporation. In addition, your duties shall include those duties and services for the Company and its affiliates as the Board shall in its discretion, from time to time, reasonably direct which are not inconsistent with your positions described in this Section 1.

      1.2 You agree to obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company's business in connection with your duties hereunder and you shall endeavor to improve your ability and knowledge of the Company's business in an effort to increase the value of your services for the mutual benefit of the Company and you.

      1.3 You will perform your responsibilities principally at the executive offices of the Company.

2. Base Salary. Your base salary will be $200,000 per year, payable in bimonthly installments of $8,333.33.

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3. Bonus. You will be eligible for an annual bonus each fiscal year of the
Company in an amount up to 35% of your base salary earned for the year, provided that you are employed by GFN on the last day of such year.

Your bonus will be based on such criteria deemed appropriate from time to time by the Board of Directors or Compensation Committee, and may include the financial results of the Company, timely, accurate, within budget and professional execution of your GFN responsibilities, in such areas as financial reporting, periodic filings with the Securities and Exchange Commission ("SEC"), tax returns, internal systems and controls, development and implementation of policies and procedures requested from time to time by the Chief Executive Officer or the Board of Directors, including in 2006 an employee handbook, Sarbanes-Oxley compliance, and other projects and matters assigned from time to time by the Board of Directors and/or the Chief Executive Officer. It is the Company's intention to discuss with you in the first part of each year, commencing 2007, the specific criteria upon which you bonus will be determined for such year.

4. Stock Option. The Board of Directors has approved the grant of stock options to you to purchase an aggregate of 225,000 shares of common stock under the Company's 2006 Stock Option Plan as of the date of commencement of your employment. The options will have an exercise price equal to the fair market value of the common stock on the date of grant (the date you commence employment) and will vest in equal annual installments over five years. The options will also be subject to approval of the shareholders of the 2006 Stock Option Plan by August 28, 2007.

5. Reimbursement of Expenses. You will be reimbursed for reasonable and necessary work-related expenses, including but not limited to phone charges, travel expenses, laptop and desk top computer, and computer time on GFN's server; other reasonable and necessary work-related costs will be borne by GFN.

6. Employee Benefits. Unfortunately, at this time, GFN cannot offer you employee benefits in the form of health care insurance, life insurance, disability insurance, retirement programs, etc. However, should GFN adopt such plans in the future, you will entitled to participate on the same basis in all offered benefits or programs as any other employee of GFN. Until the Company offers health care insurance to its employees, the Company will reimburse you up to $750 per month for health, dental, vision and/or supplemental disability premiums for you and your family.

7. Vacation. You shall be entitled to 20 days paid vacation each year, which shall accrue monthly. You shall have the right to carry over unused vacation to the extent permitted by the Company's policy from time to time in effect. Vacation shall be subject to the Company's vacation policies as set forth in the employee handbook to be adopted.

8. Term and Termination of Employment. Your employment will commence on September 11, 2006 (or such other date as may be agreed between you and the Company) and will terminate on the earliest to occur of the following:

      8.1 upon your death;


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      8.2 upon the delivery to you of written notice of termination by the
Company if you shall suffer a physical or mental disability which renders you unable to perform your duties and obligations under this Agreement for either 60 consecutive days or 120 days in any 12-month period;

      8.3 upon 30 days' written notice from you to the Company;

      8.4 upon written notice from you to the Company for one or more of the following effected without your written consent ("Good Reason"), provided that such notice is received within 90 days of the event or circumstance constituting Good Reason: (a) a reduction in your Base Salary; (b) a permanent relocation of your place of employment by more than 60 miles from your current home address;
(c) the Company hires a chief financial officer senior to you unless you are promoted to an executive officer position senior to Chief Financial Officer; (d) you are assigned duties and responsibilities that are materially beneath those of a chief financial officer (considering in this regard the limited staffing the Company has and expects to have in the future) and provided that you notify the Company within five business days of the assignment of such duties that you believe are the basis of termination of your employment for Good Reason and the Company does not revoke such duties and responsibilities;

      8.5 upon delivery to you of written notice of termination by the Company
(i) For Cause, or (ii) without cause following receipt of written notice of termination from you pursuant to Section 8.3 of this Agreement; or

      8.6 upon delivery to you of written notice of termination by the Company without cause.

9. Severance

      9.1 Upon termination of your employment for any reason, you shall not be entitled to any severance, except that if you terminate your employment for Good Reason, or the Company terminates your employment without cause, in either case prior to the later to occur of August 31, 2007 or six months from completion of the Company's first acquisition, you shall be entitled to a lump sum severance payment equal to six months' Base Salary as in effect on the date of termination (but prior to any reduction in salary that entitled you to terminate your employment for Good Reason) provided that you execute and deliver to the Company, and do not revoke, a written release (the "Release"), in form and substance satisfactory to the Company, of any and all claims against the Company and its subsidiaries, directors, officers and affiliates with respect to all matters arising out of your employment by the Company. The Company shall be entitled to defer payment of any amounts under this Section 9 until the expiration of any period during which you shall have the right to revoke the Release.

      9.2 Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that you are a "specified employee" within the meaning of
Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.


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10. Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

      10.1 "For Cause" shall mean, in the context of a basis for termination of your employment with the Company, that:

            10.1.1 you breach any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company; or

            10.1.2 you commit any act of personal dishonesty, fraud, breach of fiduciary duty or trust; or

            10.1.3 you are convicted of, or plead guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

            10.1.4 you commit any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

            10.1.5 you commit continued and repeated substantive violations of specific written directions of the Board or Chief Executive Officer, which directions are consistent with this Agreement and your position as Executive Vice President and Chief Financial Officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed For Cause under this subsection
10.1.5 unless you first receive written notice from the Company advising you of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform your duties, and such violations or material failure continue after you shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

            10.1.6 you engage in conduct that is demonstrably and materially injurious to the Company Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company Group; or

            10.1.7 you are found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct that is the subject of such action is demonstrably and materially injurious to the Company Group; or


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            10.1.8 you (i) obstruct or impede, (ii) endeavor to influence, obstruct or impede, or (iii) fail to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an "Investigation") (however, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute "Cause"); or

            10.1.9 you made any material misrepresentations (or omissions) in connection with your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement.

      10.2 "Company Group" means GFN and each corporation or entity controlled directly or indirectly by GFN.

11. Employment "At Will." Nothing in this Agreement constitutes a promise of continued employment or employment for a specified term. By discussing the terms of employment with GFN outlined herein, you agree and acknowledge that your employment relationship with GFN would be at will.

12. Non-Solicitation. During the period from the date your employment with the Company terminates through the second anniversary of such date, you will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of your employment with the Company; or
(c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (d) solicit business from any of the Company's customers.

13. Confidentiality,. You agree not to disclose or use at any time (whether during or after your employment with the Company) for your own benefit or purposes or the benefit or purposes of any other person any non-public information regarding the Company Group and its business, operations, assets, financial condition and properties, including without limitation, trade secrets, business plans, policies, pricing information and customer data, provided that the foregoing covenant shall not restrict you from disclosing information to the extent required by law. You agree that upon termination of your employment with the Company for any reason, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that you may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.


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14. Withholding. The Company may deduct from any compensation payable to you
(including payments made pursuant to Section 9 of this Agreement in connection with or following termination of employment) amounts sufficient to cover your share of applicable federal, state and/or local income tax withholding, old-age and survivors' and other Social Security payments, state disability and other insurance premiums and payments.

15. Entire Agreement. The foregoing constitutes the entire agreement between you and GFN should you elect to proceed. By ultimately accepting, you and GFN are agreeing to be bound by the terms of this Agreement, and only this Agreement. In other words, you are not accepting the offer based on an understanding or promise - oral or written - which is not contained in this Agreement, as this Agreement would represent the entire agreement and understanding between you and GFN regarding your employment with the Company should you proceed. Any changes to the terms of this Agreement can only be in writing and must be signed by you and either the Chief Executive Officer, President or Chief Operating Officer of GFN in order to be valid and enforceable. Notwithstanding the foregoing, you acknowledge that the Company has relied on your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination For Cause, as contemplated by the definition of For Cause.

16. Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

17. Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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We believe that you would be a worthy addition to the GFN team and are capable of making an outstanding contribution and that we, in turn, can offer you a challenging and rewarding career. We look forward to working together with you.

Very truly yours,

GENERAL FINANCE CORPORATION

   /s/ John O. Johnson
By -----------------------
   John O. Johnson
   Chief Operating Officer


Accepted and agreed as of
the date set forth above

/s/ Charles E. Barrantes
--------------------------
Charles E. Barrantes


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